TRUE LEAF ANNOUNCES MANAGEMENT CEASE TRADE ORDER PER NATIONAL POLICY 12-203

Vernon, CANADA - July 30, 2021 - True Leaf Brands Inc. (CSE: MJ) (OTC Pink: TRLFF) (FSE: TLAA) ("True Leaf" or the "Company") announces that its principal regulator, the British Columbia Securities Commission (the "BCSC"), has accepted the Company's request for, and the BCSC has granted, a management cease trade order (the "MCTO").

As previously announced on July 26, 2021, the application for the MCTO was made by the Company due to a delay in the preparation and filing of the Company's annual audited financial statements for the financial year ended March 31, 2021, the accompanying management's discussion and analysis and the related CEO and CFO certifications (collectively, the "Annual Filings") which were due July 29, 2021.

The MCTO restricts all trading in securities of the Company, whether direct or indirect, by the Chief Executive Officer, the Chief Financial Officer and the directors of the Company until such time as the Annual Filings have been filed by the Company and the MCTO has been lifted. The MCTO does not affect the ability of shareholders who are not insiders of the Company to trade their securities. However, the applicable Canadian securities regulatory authorities could determine, in their discretion, that it would be appropriate to issue a general cease trade order against the Company affecting all of the securities of the Company.

The Company expects to file the Annual Filings as soon as they are available, but in any event no later than September 29, 2021 (two-month period contemplated by NP 12-203). During the MCTO, the Company confirms that it will comply with the provisions of the alternative information guidelines set out in National Policy 12-203 respecting Management Cease Trade Orders for as long as it remains in default, including the issuance of bi-weekly default status reports, each of which will be issued in the form of a news release. Further, if the Company provides any information to any of its creditors during the period in which it is in default of filing the Annual Financial Statements, the Company confirms that it will also file material change reports on SEDAR containing such information. The Company confirms that there is no other material information concerning the affairs of the Company that has not been generally disclosed as of the date of this press release.

About the Company

True Leaf is a Licensed Producer of cannabis preparing to launch a program to provide path-to-market services for micro-cultivators. The program will operate from the Company's 40-acre property in Lumby, BC, Canada, and will provide a full suite of in-house processing services to the craft cannabis community.

To learn more, visit www.trueleafbrands.com.

Contact:
Darcy Bomford
Chief Executive Officer
Darcy@trueleafbrands.com
1 (250) 275-6063

Cautionary and Forward-Looking Statements

Certain information in this news release may contain forward-looking statements that involve substantial known and unknown risks and uncertainties. These forward-looking statements are subject to numerous risks and uncertainties, certain of which are beyond the control of the Company, including but not limited to, the Company may not complete its audit and file the Annual Filings as currently anticipated, or at all; the Company will be subject to a general cease trade order in the event that the Annual Filings are not completed and filed; and other related risks as set out in the Company's public documents filed on SEDAR. Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements and other cautionary statements or factors contained herein, and there can be no assurance that the actual results or developments will be realized or, even if substantially realized, that they will have the expected effects on the Company.

The forward-looking statements in this press release are made as of the date of this press release, and the Company undertakes no obligations to update publicly or to revise any of the included forward-looking statements, whether because of new information, future events or otherwise, except as expressly required by applicable securities laws.

The Canadian Securities Exchange (operated by CNSX Markets Inc.) has in no way passed upon the merits of the proposed Transaction and has neither approved nor disapproved of the contents of this press release.